THESTREET.COM REPORTS FOURTH-QUARTER

AND FULL-YEAR 2005 FINANCIAL RESULTS

Achieves First Full Year of Profitability

NEW YORK, February 9, 2006 - TheStreet.com, Inc. (Nasdaq: TSCM), a leading provider of financial commentary, analysis and news, today announced its financial results for the fourth quarter and fiscal year ended 2005, which included full-year profitability for the first time in its history.

“We are extremely pleased to report profitability for the full year,” said Thomas J. Clarke, Jr., chairman and chief executive officer of TheStreet.com. “With the closing of our securities research and brokerage business in June, our electronic publishing segment showed its strength with $5.8 million in earnings for the full year. With our subscription revenue of $6.5 million for the quarter and with our quarterly advertising revenue up 56% over the same period last year, we believe we are well positioned for a strong 2006.”

Fourth-Quarter 2005 Results

•	Net income for the quarter was $1.8 million, or $0.07 per share, a $1.0 million improvement over the same period last year and a $0.2 million improvement from last quarter.

•	Net revenue was $10.0 million in the fourth quarter, a 25% increase over the same period last year and a 22% increase from last quarter.

•

Total cash flow for the quarter was $2.5 million, a $1.5 million improvement over fourth quarter 2004 cash flow of $1.1 million and a $0.6 million improvement from last quarter’s cash flow of $1.9 million.

•	Deferred revenue was $9.9 million, a 36% increase over the same quarter last year and an increase of 6% from last quarter.

"Our focus in 2005 was on enhancing the subscriber experience and providing the most effective solutions for our advertisers," said James Lonergan, the Company’s president and chief operating officer. "This was extremely effective both from a subscription and an advertising revenue standpoint as evidenced by our solid metrics. Furthermore, we began the expensing of stock options one quarter before the mandated date and still achieved full-year profitability, which confirms the strength of our business.”

Full-Year 2005 Results

•	Net revenue for the year was $33.7 million, a 10% increase over 2004.

•	Net income for the year was $0.2 million, or $0.01 per share, an improvement of $2.4 million from the previous year.

•	Income from continuing operations was $5.8 million, or $0.23 per share, an improvement of $2.1 million, or 59%, from the previous year.

•	Cash flow totaled $1.9 million, a $1.7 million decrease over the 2004 cash flow of $3.6 million.

•	Cash, restricted cash and investments stood at $34.0 million as of December 31, 2005, an improvement of 6% over the same period last year.

Revenue Streams

•	Subscription revenue for the year totaled $23.1 million, a 3% increase over 2004. Subscription revenue for the fourth quarter 2005 was $6.5 million, an increase of 17% over the same quarter last year and a 12% increase from the third quarter. The number of subscribers to the Company’s premium services increased by approximately 7,900 or 10%, during the quarter.

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Advertising revenue for the year totaled $9.5 million, a 35% increase over 2004. Fourth-quarter advertising revenue was $3.2 million, an increase of 56% over the same quarter in 2004 and a 51% increase from last quarter. The company’s page views increased 20% in 2005 over the previous year, while the total average monthly unique visitors increased 32% to 3.0 million. In the fourth quarter, page views increased 43% over the year-ago period and 12% from the previous quarter. The total average monthly unique visitors in the quarter were 3.4 million, a 30% increase over the year-ago period, and an 8% sequential increase.

Operating Expenses

•	Total expenses were $8.5 million in the fourth quarter 2005, an increase of 44% over the same period last year and a 21% increase from the third quarter.

•	Total expenses equaled $28.8 million for 2005, an increase of $1.3 million, or 5%, from 2004.

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As of October 1, 2005, the Company adopted SFAS 123(R), prior to the mandatory adoption date of January 1, 2006. This statement requires that the costs resulting from all share-based payment transactions be recognized in the financial statements based upon estimated fair values. The adoption of this statement resulted in an additional $0.3 million non-cash compensation expense in the fourth quarter of 2005.

Company News:

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The Company announced today that Lisa A. Mogensen, its chief financial officer, has resigned to pursue other interests. Ms. Mogensen will continue as CFO and assist in the transition of her responsibilities until the Company files its 2005 Annual Report on Form 10-K in mid-March. The Company has initiated a search for a new CFO and presently is evaluating candidates. “We thank Lisa for her contributions to TheStreet.com during her six years of service,” said Thomas J. Clarke Jr., chairman and chief executive officer of TheStreet.com. “We wish her success in her future endeavors.” Said Ms. Mogensen, “I have enjoyed my six years at TheStreet.com. It is now an appropriate time for me to seek new challenges and experiences. I wish Tom and the team continued success.”

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In October 2004, the Company engaged Allen & Company LLC to assist the Board of Directors in considering possible strategic alternatives. In light of the Company’s recent strong performance, the Board of Directors has decided to discontinue the strategic alternative review process.

Recent Company Highlights:

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The Company continues to expand its advertiser base to focus more on technology, auto, retail and travel advertisers. We experienced a 58% increase in non-broker advertising revenue from the third quarter to the fourth quarter.

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The Company recently launched TheStreet.com Breakout Stocks, an email newsletter service that provides investment guidance into the small and mid-cap stock sectors. Subscribers to TheStreet.com Breakout Stocks receive three-to-four- email alerts each week, a weekly stock summary, and access to the service’s proprietary mini site and model portfolio.

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The Company’s radio program, “Jim Cramer’s RealMoney” has moved from Buckley Broadcasting and will be now be broadcast on eight CBS RADIO stations across the country. “Jim Cramer’s RealMoney,” an hour-long talk show on investment opportunities in today’s market, will be broadcast on WFNY-FM (New York), KNX-AM (Los Angeles), WCKG-FM (Chicago), KIKK-AM (Houston), WKRK-FM (Detroit), WHFS-FM (Baltimore), KDKA-AM (Pittsburgh), and

KCMD-AM (Portland). Additionally, Westwood One will exclusively distribute the program to all non-CBS radio stations nationwide.

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The Company recently added four interactive blogs to RealMoney, its subscription Web site. The four blogs cover the equity, options and bond markets and allow subscribers to write comments in response to a blogger's commentary. The addition of blogs to RealMoney allows the site's subscribers to be interactive and participate in the site in real time, while the Company can monetize user-generated content at no cost.

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Each year the Media Industry Newsletter (min) sponsors its “Best of The Web” Awards, a competition open to all consumer and professional Web sites, both independent and affiliated. TheStreet.com was the only independent financial Web site to be cited in this year's competition. TheStreet.com is nominated for Best Email Newsletter for TheStreet.com Options Alerts. This year’s nomination marks TheStreet.com’s sixth within the past four years. Winners will be announced March 15.

TheStreet.com will conduct a conference call today, February 9, 2006, at 11:00 a.m. EST to discuss these results. The Company welcomes all interested parties to listen to the Web cast of its call at http://www.vcall.com/IC/CEPage.asp?ID=100594.

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading provider of financial commentary, analysis and news. Founded in 1996, the Company completed its initial public offering in May 1999. On the Internet, its premium, subscription-based Web site, “RealMoney.com” is accompanied by the professionally oriented subscription sites, “Street Insight,” “RealMoney Pro Advisor,” and the free, flagship site, “TheStreet.com.” The Company also produces a suite of subscription services for use by professionals and self-directed investors, each designed to help a specific segment of the investing public make better-informed investing and trading decisions.

“Cash flow,” as used in this news release, means the increase in the Company’s cash, investments and restricted cash from the prior period. TheStreet.com believes that this non-GAAP financial measure is an important indicator of the Company’s financial results because it focuses on the creation of cash driven by operating manager’s performance. This measure is used by our chief operating decision maker to make decisions about resource allocations within the Company and to assess overall performance, and is among the primary measures used by management for planning and forecasting of future periods. Since TheStreet.com has historically reported this non-GAAP result to the investment community, the Company believes the inclusion of this non-GAAP financial measure provides consistency in our financial reporting. The Company further believes that the use of the term “cash flow” allows investors to view financial performance in a manner similar to the method used by the Company’s management, which helps improve their ability to understand the Company’s operating performance.

	For the Quarter Ended ($ in Millions)
	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004
Total cash flow	$2.5	$1.9	$1.1
Decrease in Restricted Cash	0.8	0.4	0.3
Decrease (Increase) in Short Term Investments	(0.5)	-	2.0
Change in cash and cash equivalents	$2.8	$2.3	$3.4

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company's SEC filings) that could cause actual results to differ.

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THESTREET.COM, INC.
BALANCE SHEETS
($ in thousands)

	December 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash, restricted cash and short-term investments	$33,215	$30,579
Accounts receivable - net	3,195	1,497
Other receivables	186	86
Prepaid expenses and other current assets	1,101	869
Current assets of discontinued operations	3	457
Total current assets	37,700	33,488

Property and equipment - net	1,987	2,158
Other assets	134	68
Goodwill and intangibles - net	2,484	2,484
Restricted cash	800	1,505
Non-current assets of discontinued operations	-	374
Total assets	$43,105	$40,077

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$5,278	$5,413
Deferred revenue	9,928	7,311
Note payable	103	96
Other current liabilities	53	115
Current liabilities of discontinued operations	280	1,501
Total current liabilities	15,642	14,436
Note payable	22	125
Other liabilities	-	8
Non-current liabilities of discontinued operations	-	125
Total liabilities	15,664	14,694

Stockholders' Equity:
Stockholders' equity	27,441	25,383

Total liabilities and stockholders' equity	$43,105	$40,077

Note: The Company has pledged certain cash amounts as security deposits for operating leases. Accordingly, a portion of this cash is now classified as a non-current asset, and our cash is classified in two places on the above balance sheet.

Cash, restricted cash, and short-term investments	$33,215	$30,579
Restricted cash	800	1,505
Total cash, current and noncurrent restricted cash

and short-term investments	$34,015	$32,084

THESTREET.COM, INC.
STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net revenue:
Subscription	$6,501	$5,577	$23,070	$22,417
Advertising	3,198	2,047	9,523	7,066
Other	293	349	1,151	1,267
Total net revenue	9,992	7,973	33,744	30,750

Operating expense:
Cost of services	3,799	2,547	12,727	11,843
Sales and marketing	1,750	1,977	7,264	8,019
General and administrative	2,794	1,746	8,177	7,082
Depreciation and amortization	193	158	674	656
One-time lease termination costs	-	-	-	393
Asset impairment	-	(500)	-	(500)
Total operating expense	8,536	5,928	28,842	27,493
Operating income	1,456	2,045	4,902	3,257
Interest income, net	290	127	853	362
Income from continuing operations	1,746	2,172	5,755	3,619
Discontinued operations:
Income (loss) from discontinued operations	21	(1,442)	(3,075)	(5,808)
Income (loss) on disposal of discontinued operations	4	-	(2,429)	-
Income (loss) from discontinued operations	25	(1,442)	(5,504)	(5,808)
Income (loss) before Income tax	1,771	730	251	(2,189)
Provision for Income taxes	5	-	5	-
Net income (loss)	$1,766	$730	$246	$(2,189)

Net income (loss) per share - basic
Continuing operations	$0.07	$0.09	$0.23	$0.15
Discontinued operations	0.00	(0.06)	(0.12)	(0.24)
Disposal of discontinued operations	0.00	-	(0.10)	-
Net income (loss)	$0.07	$0.03	$0.01	$(0.09)

Net income (loss) per share - diluted

Continuing operations	$0.07	$0.08	$0.22	$0.14
Discontinued operations	0.00	(0.06)	(0.12)	(0.22)
Disposal of discontinued operations	0.00	-	(0.09)	-
Net income (loss)	$0.07	$0.03	$0.01	$(0.08)

Weighted average basic shares outstanding	25,404	24,671	24,953	24,529

Weighted average diluted shares outstanding	26,615	26,181	26,165	26,068

Contact:	TheStreet.com
Debbie Slater, 212-321-5409
debbie.slater@thestreet.com